Middlesex Water Company REPORTS

FIRST QUARTER FINANCIAL RESULTS

ISELIN, NJ, (May 6, 2013) Middlesex Water Company (the “Company”), (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2013.

Highlights

▪	Consolidated Operating Revenues up 14.8%
▪	Net Income up 75.8%
▪	Diluted Earnings Per Share up 81.8%

First Quarter Operating Results

Consolidated operating revenues increased to $27.0 million for the three months ended March 31, 2013, up $3.5 million from the same period in 2012.Net income increased $1.4 million to $3.2 million. Basic and diluted earnings per share were $0.20 for the three months ended March 31, 2013, compared to $0.11, for the same period in 2012.

Operating revenues in the Company’s Middlesex system in New Jersey increased $2.0 million primarily due to the July 2012 base rate increase. Revenues in our Delaware system, Tidewater Utilities, increased $0.5 million primarily due to increased connection fees and increased base rates . Utility Service Affiliates, Inc.’s revenues increased $0.7 million, primarily due to revenues earned under our contract to operate the Borough of Avalon, New Jersey (“Avalon”) water utility, sewer utility and storm water system, which commenced in July 2012. All other subsidiary revenues combined increased $0.3 million.

Operation and maintenance expenses for the three months ended March 31, 2013 increased $1.1million, compared to the same period in 2012. Labor costs increased $0.3 million primarily due to lower capitalized payroll and increased overtime related to emergency repairs. These costs, however, were partially offset by a workforce reduction in our Delaware operations in March 2012. Employee benefits expenses increased $0.4 million due to lower capitalized benefits and premium increases in healthcare insurance coverage. These employee benefit cost increases were completely offset by lower costs of $0.6 million related to an amendment to the Company’s postretirement medical benefits.

“We continue to explore means to mitigate costs while simultaneously balancing the needs of customers, employees and shareholders. Maintaining required service quality and customer rates, preserving the skills and dedication of our workforce and delivering appropriate returns for our shareholders are often competing objectives that we work every day to balance,” said Dennis Doll, Chairman, President and CEO of Middlesex Water.

Board Declares Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.1875 per share, payable June 3, 2013 to common shareholders as of May 15, 2013. The Company has paid cash dividends in varying amounts continually since 1912. The Company has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 21, 2013, beginning at 11:00 EDT at its corporate headquarters in Iselin, NJ.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc. (TESI) are subject to the regulations of the Public Service Commission in Delaware. TESI provides regulated wastewater utility services. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. Twin Lakes Utilities, Inc. provides water services to residents of Shohola, Pennsylvania and is subject to the regulations of the Pennsylvania Public Utility Commission. These companies are also subject to various Federal, State and regulatory agencies concerning water and wastewater effluent, quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549